QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.14

AGREEMENT AND RELEASE

        AGREEMENT AND RELEASE, dated as of November 6, 2003 by and between PSB Bancorp, Inc., a Pennsylvania bank holding company (the "Company"), First Penn Bank, a Pennsylvania-chartered commercial bank (the "Bank"), and John J. O'Connell (the "Executive"), an adult individual.

        WHEREAS, Executive has been employed by the Company and the Bank as its and their Vice President of Marketing, and in connection with Executive's separation from the Company and the Bank, the parties desire to establish the terms of the cessation of their employment relationship.

        NOW, THEREFORE, intending to be legally bound hereby, the Company, the Bank and Executive agree as follows:

        1.     Job Duties. Executive will satisfactorily perform his duties and responsibilities as Vice-President, Marketing, Business Development and Governmental Relations of the Company and the Bank (as such duties and responsibilities are defined, from time to time, by the Company's and the Bank's Board of Directors and in conformity with Section 3 of the Employment Agreement between the Company, the Bank and Executive dated as of June 29, 2001 (the "Employment Agreement")) through and including October 31, 2003.

        2.     Maintenance on Payroll. Executive shall remain on the payroll of the Company and the Bank, at the same rate and subject to the same withholdings as Executive's current base compensation, and eligible for all currently applicable benefits under the same terms and conditions as are presently available, through and including January 2, 2004 (the "Termination Date"), whereupon Executive's employment shall terminate. Executive shall not be eligible for any bonus compensation (including bonus compensation described in Section 4(b) of the Employment Agreement).

        3.     Additional Consideration. The Company and the Bank will pay a total of Four Hundred and Fifty Thousand Dollars ($450,000.00), less applicable withholding taxes and deductions required by law in two equal installments to Executive. The first installment shall be paid on January 2, 2004 in the amount of Two Hundred and Twenty Five Thousand Dollars ($225,000.00), less applicable withholding taxes and deductions required by law. The second installment shall be paid on January 2, 2005, in the amount of Two Hundred and Twenty Five Thousand Dollars ($225,000.00), less applicable withholding taxes and deductions required by law. These payments shall be subject to compliance with his non-compete agreement as well as all other agreements incorporated by reference herein, and the terms of this Agreement. Executive's failure to comply with his non-compete agreement and such other agreements shall entitle the Company and the Bank to cease all further payments, and seek reimbursement of payments made subsequent to October 31, 2003.

        4.     Related Agreement Concerning Stock Ownership. Executive shall receive Fifteen Thousand (15,000) stock options, with a strike price of Eight Dollars and Sixty One Cents ($8.61), vested as of the Termination Date, and exercisable over a ten year period commencing on the Termination Date, pursuant to a stock option agreement between the parties, which is incorporated herein as if fully set forth. Any stock options that have not been exercised by Executive shall be considered void in the event Executive shall breach his obligations under this Agreement, and the agreements incorporated by reference herein, specifically including, but not limited to, his non-compete obligation.

        5.     Employee Stock Ownership Plan ("ESOP") and 401(K) plan. Executive shall receive payment of a 2003 ESOP award, at such time as similarly situated executives receive such payments, and in an amount to be determined pursuant to the ESOP. The Company and the Bank shall match Executive's contributions for 2003 to his 401(k) account, pursuant to the terms of the plan.

        6.     Continued Applicability of Confidentiality and Restrictive Covenants of Employment Agreement. Executive expressly acknowledges that the covenants and agreements set forth in Sections 7 (Covenant Not to Compete) and 8 (Remedies) of the Employment Agreement are incorporated herein as if fully set forth and shall remain in full force and effect; provided, however, the term of the covenant not to compete set forth in paragraph 7 of the Employment Agreement shall commence as of October 31, 2003 and continue until December 31, 2005. The remaining provisions of the Employment Agreement shall be null and void after October 31, 2003.

        7.     Confidentiality of Agreement and Release. Executive acknowledges that the disclosure of this Agreement and Release or any of the terms hereof could prejudice the Company and the Bank and would be detrimental to the Company's and the Bank's continuing relationship with its executives. Accordingly, Executive agrees not to discuss or divulge either the existence or contents of this Agreement and Release to anyone other than Executive's immediate family, attorneys or tax advisors, and further agrees to use his best efforts to ensure that none of those individuals will reveal its existence or contents to anyone else. Executive also agrees that all confidential business information which Executive acquired in Executive's capacity as an Executive of any of the Releasees (as defined below) may not be disclosed, discussed or utilized by Executive in any manner without the prior written permission of the Company.

        8.     Executive Release of the Company. In consideration for the payments and other consideration provided for in this Agreement and Release, Executive waives, releases and gives up any and all claims and rights which he may have against the Company, the Bank and any of its and their past or present subsidiaries, affiliated companies, benefit plans, or its and their respective predecessors, successors and assigns (as well as their respective past or present officers, directors, agents, representatives or employees and their respective successors and assigns, heirs, executors, and personal or legal representatives) ("Releasees"), based on any act, event, or omission occurring before the execution of this Agreement, arising out of or in connection with Executive's employment with, or status as a Board member of, the Company and the Bank or its predecessors or separation from the Company's and the Bank's employment or Board. Executive specifically waives, releases and gives up any and all claims arising from or relating to his employment or Board membership with or separation from employment or Board membership from the Company and the Bank based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to any claim which could be asserted now or in the future under (a) the common law, including but not limited to theories of breach of express or implied contract or duty, tort, wrongful termination, defamation, or violation of public policy; (b) any policies, practices, or procedures of the Company; (c) any federal, state and/or local statute or regulations, including but not limited to: The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626, et. seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et. seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et. seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 200 (e), et. seq., the Equal Pay Act, 29 U.S.C. § 206 (d), et. seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et. seq., and/or the Pennsylvania Human Relations Act, as amended, 43 P.S. § 951 et. seq.; (d) any contract of employment, expressed or implied; (e) any provision of the Constitution of the United States, the Commonwealth of Pennsylvania or any other state; (f) any and all claims or actions for attorneys' fees arising out of the Action; and (g) any provision of any other law, common or statutory, of the United States, Pennsylvania, or any other state.

        This release does not apply to claims that may arise after the date this Agreement is executed.

        9.     Non-disparagement. Executive and Releasees agree that neither shall make, or cause to be made, any statement or communicate any information (whether oral or written) about the other that is disparaging or capable of having disparaging meaning or is false or defamatory.

        10.   Employee Acknowledgements. Executive acknowledges and understands that Executive has been advised to consult with an attorney prior to executing this Agreement and Release. Executive also acknowledges and understands that Executive has the right to consider the terms of this Agreement and Release for twenty-one (21) days, running from the date of Executive's receipt of this Agreement and Release, before signing this Agreement and Release. Upon the signing of this Agreement and Release by Executive, Executive understands that Executive shall have a period of seven (7) days following Executive's signing of this Agreement and Release in which Executive may revoke this Agreement and Release. This Agreement and Release shall not become effective or enforceable until this seven (7) day revocation period has expired.

        11.   Separability. If any term or provision of this Agreement and Release, or the application thereof to any person or circumstances will to any extent be invalid or unenforceable, the remainder of this Agreement and Release, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement and Release will be valid and enforceable to the fullest extent permitted by law.

        12.   Entire Agreement. This Agreement supersedes any and all prior agreements between the parties, including, but not limited to, the Employment Agreement, which shall be null and void, except for the Sections 7 and 8 of the Employment Agreement, as amended herein, which shall continue in full force and effect. This Agreement and Release constitutes the entire understanding and agreement between the Company, the Bank and Executive with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties hereto.

        13.   Successors, Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company and the Bank, and their successors and assigns, to which Executive expressly hereby consents to such assignment, and to the Executive and his heirs and estate. If the Executive should die while any amount would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or, if there is no such designee, to the Executive's estate.

        14.   Dispute Resolution. Any dispute arising under this Agreement shall be governed by arbitration under the Employment Rules of the American Arbitration Association.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Release to be executed for and on its behalf as of the date first above written.

PSB Bancorp, Inc
By:	Name: Title:
First Penn Bank
By:	Name: Title:
John J. O'Connell Date:

3

QuickLinks

  Exhibit 10.14
AGREEMENT AND RELEASE